Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Xcel Energy announces resignation of Gail Boudreaux from the Board of Directors

Minneapolis Dec. 12, 2017 – Xcel Energy (NYSE: XEL) today announced that Gail Boudreaux will resign as a member of Xcel Energy’s Board of Directors effective Dec. 31, 2017. Boudreaux was recently named the Chief Executive Officer and President of Anthem, Inc. and is leaving the board due to other professional time commitments.

“Xcel Energy has benefited greatly from Gail’s experience over the past five years. She’s played an integral role in helping to lead our clean energy transition while enhancing the customer experience,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “We thank Gail for her dedicated service and wish her well in her new role and future endeavors.”
Boudreaux has served on the Xcel Energy board since 2012. She chaired the Operations, Nuclear, Environmental and Safety committee and worked on the Finance committee.
“It has been a great privilege serving on Xcel Energy’s board. I have enjoyed contributing to the strategic direction that positions the company for future growth,” said Boudreaux. “I leave Xcel Energy confident in its future because of its strong management team and insightful board.”

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About Xcel Energy

Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.